Exhibit 99.1

Emmaus Life Sciences Submits New Drug Application for Sickle Cell Disease Treatment

- NDA Represents Potentially First Ever Treatment for Pediatric Patients
and First New Treatment in Nearly 20 Years for Adult Patients -

TORRANCE, Calif., — September 8, 2016 — Emmaus Life Sciences, Inc., a biopharmaceutical company engaged in the discovery, development and commercialization of innovative treatments and therapies for rare and orphan diseases, today announced it has submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) requesting U.S. marketing approval for its orally administered pharmaceutical grade L-glutamine (PGLG) treatment for sickle cell disease.

The NDA represents the first potential treatment for pediatric patients with sickle cell disease, and the first potential new treatment in nearly 20 years for adult patients. Emmaus is requesting Priority Review of the application.

“We would like to thank the NIH, FDA and Ajinomoto Corporation for the funding of our early work at LA BioMed,” said Yutaka Niihara, M.D., MPH, Chairman and CEO of Emmaus. “We are also thankful to our clinicians, employees, and partners for their efforts and to our investors for funding the work.”

“We are pleased to submit our NDA during National Sickle Cell Disease Awareness Month, and following the formation of the Sickle Cell Disease Coalition spearheaded by the American Society of Hematology,” Dr. Niihara added.  “We hope our NDA submission will result in a change of the status quo of Sickle Cell Disease treatment.”

Data from the Company’s Phase 3 sickle cell disease trial demonstrated a reduction in the frequency of sickle cell crises and hospitalizations, as well as a reduction in cumulative days hospitalized, and a lower incidence of the life-threatening acute chest syndrome. The clinical trial enrolled 230 adult and pediatric patients as young as five years old, across 31 experienced sickle cell disease treatment centers in the United States.  No major adverse events were attributable to the treatment.

Emmaus’ sickle cell disease therapy has Orphan Drug designation in the U.S. and Europe and Fast Track designation from the FDA.  Emmaus also plans to submit a marketing authorization application to the European Medicines Agency.

About Sickle Cell Disease

Sickle Cell Disease is an inherited blood disorder characterized by the production of an altered form of hemoglobin which polymerizes and becomes fıbrous, causing red blood cells to become rigid and change form so that they appear sickle shaped instead of soft and rounded. Patients with Sickle Cell Disease suffer from debilitating episodes of sickle cell crisis, which occur when the rigid, adhesive and inflexible red blood cells occlude blood vessels. Sickle cell crisis causes excruciating pain as a result of insufficient oxygen being delivered to tissue, referred to as tissue ischemia, and inflammation. These events may lead to organ damage, stroke, pulmonary complications, skin ulceration, infection and a variety of other adverse outcomes. Sickle Cell Disease is an orphan disease in the U.S affecting approximately 100,000 patients in the U.S and millions worldwide with significant unmet medical needs.

About Emmaus Life Sciences

Emmaus Life Sciences is engaged in the discovery, development and commercialization of innovative treatments and therapies for rare diseases. The Company’s research on sickle cell disease was initiated by Dr. Niihara at the Los Angeles Biomedical Research Institute at Harbor-UCLA Medical Center. For more information, please visit www.emmauslifesciences.com.

Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, regarding the research, development and potential commercialization of pharmaceutical products. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. Additional risks and uncertainties are described in reports filed by Emmaus Life Sciences, Inc. with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Emmaus is providing this information as of the date of this press release and does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

For more information, contact:

Matt Sheldon

PondelWilkinson Inc.

310-279-5975

msheldon@pondel.com

Media:

Lori Teranishi

510-290-6160

lteranishi@iq360inc.com

Investors:

Willis Lee

310-214-0065

wlee@emmauslifesciences.com

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